STATE OF DELAWARE

                            CERTIFICATE OF OWNERSHIP

                      (SUBSIDIARY INTO PARENT Section 253)

                            CERTIFICATE OF OWNERSHIP

                                     MERGING

                          NEWMARKET LATIN AMERICA, INC.
                             a Delaware Corporation

                                      INTO

                           NEWMARKET TECHNOLOGY, INC.
                              a Nevada Corporation

      (Pursuant to Section 253 of the General Corporation Law of Delaware)


NewMarket Technology, Inc. a corporation incorporated on the 19th day of February 1997, pursuant to the provisions of the Business Corporation Act of the State of Nevada;

         DOES HEREBY CERTIFY that this corporation owns 90% of the capital stock of NewMarket Latin America, Inc., a corporation incorporated on the 27th day of August 1999 A.D., pursuant to the provisions of the Delaware General Corporation Law, and that this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 4th day of June 2010 A.D., determined to and did merge into itself said NewMarket Technology, Inc. which resolution is in the following words to wit:

         WHEREAS this corporation lawfully owns 90% of the outstanding stock of New Market Latin America, Inc. a corporation organized and exiting under the laws of Delaware, and



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     WHEREAS NewMarket Latin America, Inc. desires to merge into itself the said
NewMarket Technology, Inc. to be possessed of all the estate, property, rights, privileges and franchises of said corporation,

     NOW, THEREFORE, BE IT RESOLVED, that NewMarket Latin America, Inc. merge into said NewMarket Technology, Inc. which hereby assumes all of its liabilities and obligations, and

     FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said NewMarket Latin America, Inc. with and into NewMarket Technology, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and

     FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.

     FURTHER RESOLVED that NewMarket Latin America, Inc. relinquishes its corporate name in Delaware

     FURTHER RESOLVED that the Key Terms and Conditions of Merger are adopted and set forth as follows:


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I.   Conversion of  Securities.  At the Effective  Time, by virtue of the Merger and without any action on the part of the holder thereof:

     a. each share of NewMarket Latin America, Inc. Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be 1/100th of a fully paid and non-assessable share of NewMarket Technology, Inc. Common Stock; fractional shares shall be rounded to the nearest whole share: each .5 share being rounded up. Shares held in street name shall be allocated at the beneficial owner bond;

     b. each share of NewMarket Latin America, Inc. Common Stock held by NewMarket Technology, Inc. immediately prior to the Effective Time shall be cancelled and retired; Shares of NewMarket Latin America, Inc. held in Treasury of NewMarket Latin America, Inc. shall be deemed retired.

     c. each option, warrant, purchase right, unit or other security of NewMarket Technology, Inc. convertible into shares of NewMarket Latin America, Inc. Common Stock shall become convertible into the same number of shares of NewMarket Technology, Inc. common Stock as such security would have received if the security had been converted into shares of NewMarket Latin America, Inc. Common Stock immediately prior to the Effective Time, and NewMarket Technology, Inc. shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of NewMarket Technology, Inc. Common Stock as NewMarket Latin America, Inc. had reserved; and

     d. each share of NewMarket Technology, Inc. Common Stock issued and outstanding in the name of NewMarket Latin America, Inc. immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of NewMarket Technology, Inc. Common Stock.

II.  Certificates.  At and  after the  Effective  Time,  all of the  outstanding certificates which immediately prior thereto represented shares of NewMarket Latin America, Inc. Common or Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the respective shares of NewMarket Technology, Inc. Common Stock, as the case may be, into which the shares of NewMarket Latin America, Inc. Common or Preferred Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of NewMarket Technology, Inc. and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to NewMarket Technology, Inc. or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of NewMarket Technology, Inc. Common or Preferred Stock, as the ease may be, evidenced by such outstanding certificate, as above provided.

Service of Process for NewMarket Latin America, Inc.:

NewMarket Technology, Inc. may be served with process in the state of Delaware in any proceeding for enforcement of any obligation of NewMarket Latin America, Inc., as well as for enforcement of any obligation of the surviving or resulting corporation arising from the merger or consolidation, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to ss.262 of Delaware General Corporation Laws, and Merger Co hereby irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings and a copy of such process shall be mailed by the Secretary of State to NewMarket Technology, Inc. at 14860 Montfort Drive, Suite 210, Dallas, TX 75254.


         IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 29th day of June 2010 A.D.

                                              By: NewMarket Technology, Inc.,
                                              a Nevada Corporation
                                                            Authorized Officer




                                                            /s/Bruce Noller
                               Name: Bruce Noller
                                   Title: CEO